Exhibit 10.19

Trilateral Land Use Agreement

(Facility Agricultural Land)

Party A (Rural Collective Economic Organization): Village Committee of Houlung Village, Zhongzhong Township

Party B (Operator): Fujian Min Dong Hong Tea Technology Co., Ltd.

Party C (Township Government): People’s Government of Zhongzhong Township, Zherong County

In order to standardize the management of facility agricultural land, make reasonable use of land resources, and protect the legitimate rights and interests of the people, in accordance with the relevant laws and regulations such as the “Land Management Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China”, “Administrative Licensing Law of the People’s Republic of China” and the “Notice of the Ministry of Land and Resources and the Ministry of Agriculture on Further Supporting the Healthy Development of Facility Agriculture” (Guo Tu Zi Fa [2014] No. 127), and in combination with the actual situation, Party A, Party B, and Party C have negotiated and agreed to sign this trilateral land use agreement.

I. Location of the Land

The land is located behind the Guandou Village Committee Building in Houlong Village, Zhaizhong Township, Zherong County, detailed boundary information can be found in the “Digital Mapping Technology Report for Tea Production Line Land Use”, “Geographical Location Map of Tea Production Line Land Use Status”, and “Plan of Tea Production Line Land Use” approved by the three parties.

II. Land Area and Scope

The facility agricultural land area is 2267.98 square meters, including: 0 square meters of construction land, 2267.98 square meters of agricultural land, and 0 square meters of unused land. The land area and scope shall not exceed the area and scope approved by the three parties and the “Tea Production Line Land Use Plan”.

III. Land Use Period

The period of facility agricultural land for this project is 20 years, from February 1, 2015 to January 31, 2035.

IV. Agreement on Land Use

Based on the characteristics of modern agricultural production and in order to support the development of facility agriculture and large-scale grain production, and to standardize land use management, facility agricultural land is divided into production facility land, ancillary facility land, and supporting facility land.

(I) Facility agricultural land includes:

In facility agricultural land, production facility land is 2205.65 square meters, ancillary facility land is 62.33 square meters, and supporting facility land is 0 square meters.

(II) Facility construction should make use of unused land such as barren mountains and slopes, tidal flats, and inefficient idle land, and should not occupy or occupy less cultivated land. If cultivated land is necessary, inferior quality cultivated land should be used as much as possible to avoid occupying high-quality cultivated land. Basic farmland is prohibited from being occupied.

(III) The area of ancillary facility and supporting facility land is agreed upon as follows:

For planting areas of less than 1000 mu engaged in large-scale grain production, the area of supporting facility land is controlled within 3 mu. For planting areas exceeding 1000 mu, the area of supporting facility land may be appropriately expanded, but not more than 10 mu.

(IV) The following land constructions are not allowed within the scope of facility agricultural land:

Commercial grain storage, processing and agricultural machinery and agricultural input storage, maintenance venues; agricultural-based leisure and sightseeing resorts, various manors, wine chateaus, and farm stays; and various land uses involving permanent catering, accommodation, meetings, large parking lots, factory-based agricultural product processing, sales, etc.

Party B operates the tea production project of Fujian Mindong Hong Tea Technology Co., Ltd. and uses 2267.98 square meters of land within the legally determined land rights scope with the agreement of Party A and Party C. The land use status is as follows: 2267.98 square meters of cultivated land, 0 square meters of construction land, and 0 square meters of unused land. Among them, the production facility land is 2205.65 square meters, ancillary facility land is 62.33 square meters, and supporting facility land is 0 square meters.

V. If Party B’s use of the land involves the transfer of land contract management rights, Party B shall sign a transfer contract with the contracted farmers in accordance with the law and obtain their consent.

VI. Requirements and Time Limit for Land Reclamation

1.	After the facility agricultural land expires, Party B shall organize reclamation according to the national reclamation technology indicators and the approved reclamation plan, restore the original appearance of the land, and ensure the water conservancy, tillage layer, and transportation facilities of the land after reclamation are perfect.

2.	Party B does not need to supplement cultivated land temporarily if it does not occupy cultivated land.

VII. Other Matters

(1) The second party shall submit relevant receipts, invoices or vouchers indicating the purpose of the payment to the third party for inspection of various materials and expenses paid.

(2) If either party breaches the contract and causes losses to the other party, the other party has the right to claim compensation for the losses.

(3) The third party shall include the agricultural land of the facility in daily management and strengthen supervision.

(4) The third party is responsible for supervising the second party to implement the construction of agricultural facilities in accordance with the agreement, implementing the responsibility of land reclamation, and organizing the first party to modify the land contracting contract.

VIII. Dispute Resolution

If disputes arise in the performance of this contract, the disputing parties shall resolve them through consultation. If consultation fails, the dispute shall be brought to the people’s court in accordance with the law.

IX. Supplementary Provisions

This contract is made in quintuplicate, with the first, second, and third parties holding one copy each, and the land and resources department and the agriculture department holding one copy each.

Party A: (official seal)	Party B: (official seal)	Party C: (official seal)

Legal representative:	Legal representative:	Legal representative:

Authorized representative:	Authorized representative:	Authorized representative:

/s/ Fu Xiuxiang	/seal/Lin Huangliang	/seal/Miao Juan

Contact number:	Contact number:	Contact number:

Place of signing: Meeting Room of Zhaizhong Township Government

Date of signing: March 3rd, 2015

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